Performance Share Program
Performance Period 26
Award Agreement

You have been granted an award of Performance Stock Units (“PSUs”) that are Restricted Stock Units subject to Performance Goals under the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”). Your award is subject to the terms of this Award Agreement and is also subject to the terms of the Plan, which are controlling. Copies of the Plan and prospectus are available on The Mark. Capitalized terms used in this Award Agreement and not otherwise defined herein have the meaning specified by the Plan as in effect as of the Grant Date for your award.
Name of Employee (“you”): <FIRST & LAST NAME>
Grant Date: <GRANT DATE>
Number of PSUs Granted: <NUMBER>
1.Award Acceptance. You must accept your award using the Plan’s approved forms and process, including if applicable opening a brokerage or settlement account with the Plan’s third party administrator, to become vested in the PSUs subject to this Award Agreement. By accepting this award you agree to all of the terms and conditions of the Award Agreement and the Plan. You agree that the decisions of the granting Committee regarding the interpretation of the Plan or this Award Agreement or as to findings of fact, shall be final, conclusive, and binding and that the granting Committee’s decisions need not be uniform among Plan participants. You also acknowledge that the Plan prospectus and the latest annual report for the Company on Form 10-K have been made available to you.
2.Type of Award and Adjustments. Once vested and subject to Sections 4 and 8, each PSU entitles you to receive an amount in cash equal to the Fair Market Value of one share of Common Stock upon settlement.
The PSUs subject to this Award Agreement, including PSUs from reinvested dividend equivalents pursuant to Section 7, may be increased or decreased after the Grant Date and prior to settlement consistent with performance and the determinations of the granting Committee for Performance Period 26, which generally is the period from January 1, 2026 through December 31, 2028 over which the Performance Goals established by the Committee (as adjusted from time to time in the discretion of the Committee) are evaluated. Such adjustments are reflected in book entry accounts that are maintained by the granting Committee and that are automatically incorporated into the Award Agreement without the need for a formal amendment to this Award Agreement. As part of the adjustment process, partial PSUs shall be rounded prior to settlement in accordance with the granting Committee’s administrative procedures.
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a.After the end of Performance Period 26 but subject to subsections (c) and (d), the PSUs shall be increased or decreased (including to zero) to reflect the Committee’s discretionary evaluation of Performance Goals over such period; provided that the maximum increased number of PSUs cannot exceed the total number of PSUs subject to this Award Agreement immediately prior to this adjustment.
b.After the end of Performance Period 26 and any adjustment pursuant to subsection (a) above but subject to subsections (c) and (d), the granting Committee in its sole discretion may decrease the total number of PSUs (including to zero) to reflect the granting Committee’s evaluation of your individual performance during such period.
c.If a Change of Control occurs prior to the Settlement Date (as hereafter defined) and the successor or surviving entity does not assume or continue the PSUs, then in accordance with Section 12(a) of the Plan, the PSUs may be increased to reflect the Committee’s evaluation of Performance Goals over the portion of the Performance Period occurring prior to the Change of Control (to the extent determinable), but may not be decreased pursuant to subsection (a) or (b) above.
d.If a Change of Control occurs prior to the Settlement Date, the successor or surviving entity assumes or continues the PSUs, and you undergo a “Qualifying Termination” (as defined by the Plan) following the Change of Control and prior to the Settlement Date, then in accordance with Section 12(b) of the Plan, the PSUs may be increased to reflect the Committee’s evaluation of Performance Goals over the portion of the Performance Period occurring prior to the Qualifying Termination (to the extent determinable), but may not be decreased pursuant to subsection (a) or (b) above. To avoid the possibility of doubt, a Termination of Employment (as hereafter defined) after the second anniversary of the Change of Control shall not constitute a Qualifying Termination. For purposes of determining whether a Qualifying Termination has occurred, the terms “Cause” and “Good Reason” have the meaning specified by the ConocoPhillips Key Employee Change in Control Severance Plan without regard to whether you are eligible to participate in such plan.
3.Settlement Date. Settlement of vested PSUs pursuant to Section 2 shall occur on or as soon as administratively practicable after, February 13, 2029 (the “Settlement Date”) but in any event by December 31, 2029. However, if a Change of Control occurs prior to the Settlement Date and the successor or surviving entity does not assume or continue the PSUs, the PSUs shall be vested and settle effective immediately prior to the Change of Control. Once settled, the PSUs shall be cancelled, and all rights thereunder forfeited.
If an extraordinary corporate transaction, reorganization, or similar event occurs prior to a Change of Control, the Committee in its discretion may accelerate the end of Performance Period 26 and the Settlement Date and may make appropriate adjustments to the PSUs, including proportionate reductions to reflect a shortened performance period.
4.KEDCP Deferral Election. If you are eligible to participate in the Key Employee Deferred Compensation Plan of ConocoPhillips (“KEDCP”), you may elect in accordance with the election rules of the KEDCP to have all or a portion of the cash payment that would otherwise be paid to you under Section 3 to instead be credited to your KEDCP account, with distribution of such deferred amount thereafter to be governed by the terms of the KEDCP and your election(s) under the KEDCP.
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5.Vesting. To vest in the PSUs subject to this Award Agreement, including reinvested dividend equivalents, you must accept your award, and you must be continuously employed by the Company and/or its 100% owned (directly or indirectly) subsidiaries whose participation has been approved by the granting Committee (“Participating Companies”) from the Grant Date through the Settlement Date. Prior to settlement, vested PSUs remain subject to adjustment pursuant to Section 2.
Except as specified in Section 6 below, as approved in writing by the granting Committee in its sole discretion, or as specified otherwise in a written letter agreement between you and the Company, unvested PSUs shall be immediately cancelled and all rights thereunder forfeited when you cease for any reason to be employed by the Company and the Participating Companies (as determined in accordance with the policies and practices of the Participating Company for whom you were last performing services, including any policies applicable to leaves of absence) (such cessation of employment referred to as a “Termination of Employment”). Transfer of employment among the Company and Participating Companies shall not constitute a Termination of Employment.
If a Change of Control occurs and the successor or surviving entity does not assume or continue the PSUs, the PSUs shall become vested immediately prior to the Change of Control in accordance with Section 12(a) of the Plan. Otherwise and except as provided in Section 6(e), vesting shall not be accelerated solely as a result of a Change of Control or a Termination of Employment following a Change of Control.
6.Accelerated Vesting Upon Certain Terminations of Employment. The vesting date for the PSUs subject to this Award Agreement shall be accelerated after your Termination of Employment to the extent specified in this Section. Accelerated vesting does not change the Settlement Date, and prior to settlement, vested PSUs remain subject to adjustment pursuant to Section 2.
a.Early Retirement after One Month of Participation, Layoff after One Year of Participation, or Death or Disability after the Grant Date. If you accept the award, a prorated number of the PSUs shall be vested after the date of your Termination of Employment (x) due to Layoff provided such termination occurs at least one year after the beginning of your participation in the Performance Share Program during Performance Period 26, (y) due to Early Retirement provided such termination occurs at least one month after the beginning of your participation in the Performance Share Program during Performance Period 26, or (z) due to death or after Disability provided such termination occurs after the Grant Date.
i.For this purpose, “Layoff” is defined as “Layoff” under the ConocoPhillips Severance Pay Plan if you participate in that plan; “Severance” under the ConocoPhillips Executive Severance Plan or the ConocoPhillips Key Employee Change in Control Severance Plan, as applicable, if you participate in such plans; or layoff or redundancy under any similar written layoff or redundancy plan of the Company or a Participating Company in which you participate; provided that if all or any portion of the benefits under any such plan are contingent on the execution of a release of claims acceptable to the Company, a Termination of Employment shall not be considered due to “Layoff” for purposes of this award unless you execute and do not revoke such release and further provided that a Termination of Employment for “Good Reason” under the Marathon Oil Company Change in Control Severance Benefits Plan shall not be considered due to “Layoff” for purposes of this award even if severance benefits are payable under such plan.
ii.For this purpose, “Early Retirement” means Termination of Employment (other than for Cause as defined in Section 2(d)) at age 55 or older with a minimum of five years of service
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(defined by the policies of the Participating Company); provided that if you are not on the United States payroll, the granting Committee may approve the use of a different definition or have additional requirements to qualify as “Early Retirement.”
iii.For this purpose, “Disability” means a disability for which you have been determined to be entitled to (A) benefits under the applicable long-term disability plan of the Company or a Participating Company and/or (B) disability benefits under the Social Security Act or, if you are not eligible for such benefits, under a similar governmental program. In the absence of any such determination, the granting Committee is authorized to determine in its sole discretion whether you have a Disability.
iv.The prorated number of PSUs for which vesting is accelerated pursuant to the foregoing is computed by multiplying the PSUs by a fraction, the numerator of which is the number of your full months of participation in the Performance Share Program during Performance Period 26 until the date of your Termination of Employment and the denominator of which is the number of calendar months remaining in Performance Period 26 immediately prior your commencement of participation in the Performance Share Program for Performance Period 26. Such calculation shall be rounded in accordance with the granting Committee’s administrative procedures.
b.Normal Retirement after Six Months of Participation. If you accept the award, the full number of PSUs shall be vested after the date of your Termination of Employment due to Normal Retirement provided such termination occurs at least six months after the beginning of your participation in the Performance Share Program during Performance Period 26 (any Normal Retirement which occurs prior to such six-month period will be treated as an Early Retirement under Section 6(a)). For this purpose, “Normal Retirement” means Termination of Employment (other than for Cause as defined in Section 2(d)) at age 62 or older with a minimum of ten years of service (defined by the policies of the Participating Company); provided that if you are not on the United States payroll, the granting Committee may approve the use of a different definition or have additional requirements to qualify as “Normal Retirement.”
c.Business Transaction. If you accept the award and your Termination of Employment occurs after the Grant Date as a result of (i) the outsourcing of a function; (ii) the sale of all or substantially all of the assets of a Participating Company to another employer outside of the Company’s controlled group (whether or not you are offered or accept employment with the other employer); (iii) your transfer of employment to a company or other entity in which the Company owns, directly or indirectly, less than a 50% interest; or (iv) any other sale of assets determined by the granting Committee to be considered a divestiture for purposes of the Performance Share Program under the Plan, the granting Committee may, in its sole discretion, determine that all or a portion of the unvested PSUs shall not be canceled and instead accelerate the vesting of all or a portion of the PSUs or may deem the outsourcing vendor, buyer, or other post-transaction employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you are employed by a Participating Company that ceases to be a Subsidiary due to the sale or transfer of all or a portion of the equity interests of the Participating Company then the granting Committee may, in its sole discretion, determine that all or a portion of the unvested PSUs shall not be canceled and instead accelerate vesting of unvested PSUs or deem the divested entity (or its successor) to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you transfer employment to a Subsidiary that is not a Participating Company or otherwise have a Termination of Employment that does not constitute
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a Separation from Service in connection with a divestiture or other business transaction, the granting Committee may, in its sole discretion, deem the successor employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. Any determination by the granting Committee in accordance with the foregoing must be documented in writing and need not apply on the same basis to all award recipients under the Plan.
d.Qualifying Termination Following a Change of Control. If you accept the award, a Change of Control occurs, and the successor or surviving entity assumes or continues the PSUs, then all of the PSUs shall be vested upon the date of your Qualifying Termination following the Change of Control. The provisions of Section 2(d) apply in determine whether a Qualifying Termination has occurred.
7.Common Stock Rights and Dividend Equivalents. The PSUs do not have any voting rights or other rights generally associated with shares of Common Stock and are merely an obligation of the Company to make settlement in accordance with the Award Agreement.
While outstanding, the PSUs subject to this Award Agreement shall accrue a dividend equivalent. On each date on which cash dividends are paid on Common Stock, the number of PSUs shall be increased by a number of whole and/or fractional PSUs equal to the amount of the cash dividends that would have been paid had the outstanding PSUs been shares of Common Stock, divided by the Fair Market Value of a share of Common Stock on such dividend payment date. If the PSUs are outstanding on the record date for a cash dividend but vest and are settled before the payment date for such dividend, then such dividend, net of tax withholding, shall be paid to you in cash at the same time the dividend is paid to holders of Common Stock (in the event of administrative delay, payment shall be made no later than March 15 of the year following the year in which such cash dividends are paid to holders of Common Stock).
8.Detrimental Activities and Suspension of Award.
a.If the granting Committee determines you have engaged or are engaging in any activity which, in the sole judgment of the granting Committee, is or may be detrimental to the Company or its Subsidiary, the granting Committee may cancel all or part of your unvested or unsettled PSUs. All rights under cancelled PSUs shall be forfeited.
b.If the granting Committee, in its sole discretion, determines that the vesting of the PSUs or the settlement of PSUs through the issuance of Common Stock might violate any law, regulation, listing standard, or decree pertaining to the Company, any of its Affiliates, or you, the granting Committee may freeze or suspend your right to vesting and settlement of the PSUs until such time as vesting and settlement would no longer, in the sole discretion of the granting Committee, have the possibility of violating such law, regulation, listing standard, or decree.
c.Notwithstanding anything herein to the contrary, the PSUs and all other awards to you under the Plan and its predecessor plans and programs (including the Variable Cash Incentive Program) are subject to forfeiture or recoupment, in whole or in part, under the terms of the Company’s Clawback Policy (as amended from time to time) and under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. You agree to cooperate with the Company and the granting Committee and take all actions necessary to assist the granting Company and the Committee in complying with such Clawback Policy, including returning or paying to the Company any amounts required to be recovered pursuant to such Clawback Policy. A copy of
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the Clawback Policy is available as an exhibit in the most recently filed Annual Report of ConocoPhillips on Form 10-K. This Section 8(c) amends all prior Award Agreements for awards you have received under the Plan.
9.Taxes and Tax Withholding. You are responsible for all taxes relating to the PSUs and any other rights under the Award Agreement, regardless of the amount withheld. The Company makes no guarantees regarding the tax treatment of the award and tax consequences may vary depending on your citizenship and applicable law of the country in which you reside or work. The Company in its sole discretion may withhold PSUs or cash otherwise deliverable upon settlement, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required tax withholding up to the maximum applicable withholding rate, and the Company may accelerate vesting as needed to accomplish such tax withholding. Withheld units may be retained by the Company. The Company in its sole discretion may also withhold any required taxes up to the maximum applicable withholding rate from dividend equivalents and may satisfy required tax withholding (and any required interest relating to such withholding) by other payroll deduction. To the extent this award (including dividend equivalents) constitutes nonqualified deferred compensation subject to Code section 409A, settlement due to “Separation from Service” (as defined by Code section 409A) shall not be made to a “Specified Employee” (as that term is defined in Code section 409A(a)(2)(B)(i)) until the first day of the seventh month following the Specified Employee’s Separation from Service or, if earlier, the date of the Specified Employee’s death.
10.Certain Adjustments. In the event certain corporate transactions, recapitalizations, or stock splits occur while PSUs are outstanding, the number of PSUs shall be correspondingly adjusted in accordance with the Plan.
11.Personal Data. The administration of the Plan and this Agreement involves the collection, use, and transfer of personal data about you among the Company, its Subsidiaries and Affiliates, the granting Committee and its delegates, and third-party service providers such as Fidelity and Computershare (or their successors), as well as various regulatory and tax authorities around the world. This data may include your name; age; date of birth; compensation; contact information including address and telephone number; work location; employment status; tax status; social insurance, tax, or other identification number; salary; nationality; citizenship; job title or position; Common Stock ownership; details of awards granted, cancelled, vested or unvested, and outstanding; and related information. By accepting this award, you authorize such collection, use, and transfer of such data. To the extent applicable, personal data is maintained, processed, and used by the Company in accordance with applicable law and the ConocoPhillips Global Workforce Privacy Policy. To the extent applicable, you may exercise your right to access, correct, restrict, or delete your personal data by following the procedure set forth in the ConocoPhillips Global Workforce Privacy Policy. Third party service providers for the Program may require your agreement to separate data use and transfer provisions to comply with applicable laws, and your acceptance of this award is conditioned on such agreement.
12.No Assignment Except Upon Death. The PSUs and any other rights under the Award Agreement cannot be sold, assigned, pledged, or transferred other than as a consequence of your death or otherwise in accordance with the Plan.
a.Cash Settled Awards. This Section 12(a) applies only if this award is settled in cash. If you die prior to settlement of this award, settlement shall be made to the beneficiary or beneficiaries you designated in a properly completed beneficiary designation form acceptable to and received by the granting Committee prior to your death. In the absence of such a beneficiary
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designation, settlement shall be made to your estate or to the person or persons to whom this award is validly transferred by will or the laws of descent and distribution. However, no post-death transfer of this award or amounts payable in settlement of the award shall be effective to bind the Company unless the granting Committee is furnished written notice including a copy of the beneficiary designation or will and such other evidence as the granting Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this award.
b.Stock Settled Award. This Section 12(b) applies only if this award is settled in shares of Common Stock (pursuant to the Global Appendix or otherwise). If you die prior to the settlement of this award, then unless determined otherwise by the Granting Committee, settlement of any stock settled Stock Awards under the Plan shall be made to your brokerage or settlement account established with the Plan’s third party administrator (the “Brokerage Account”), and settled proceeds shall be subject to the terms of the Brokerage Account relating to post-death distribution. By accepting this award, you designate that your beneficiary(ies) for purposes of this award and for purposes of all other stock settled Stock Awards under the Plan shall be the last person(s) designated (or deemed designated in the absence of an effective designation) by you as beneficiary(ies) of such Brokerage Account using a form and in the manner prescribed by such third party administrator.
i.If any person, other than the Brokerage Account beneficiary(ies) to whom payment is made after your death in accordance with the foregoing, files a claim or lawsuit against the Company, the Plan, or the Committee (or against any delegate or other person acting on behalf of the Company, the Plan, or the Committee), challenging such payment, then all rights to payment under this award and all other stock settled Stock Awards under the Plan shall be forfeited, and no amounts shall be due under the Plan with respect to such forfeited awards.
ii.This Section 12(b) amends and supersedes the provisions relating to settlement after death under prior Award Agreements for all stock settled Stock Awards you have received under the Plan.
13.Effect on Employment and other Plans. No provision of this Agreement shall confer any right upon you to continued employment with the Company or any Affiliate. Neither the issuance nor vesting of the award or other payments hereunder shall be considered earnings for purposes of any retirement plans or any other compensation plans of the Company or any Affiliate.
14.Governing Law and Language. This Award Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, except that the provisions of Section 12 relating to settlement of the award after death shall be construed and enforced in accordance with the laws of the State of Texas. You agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given, or instituted with respect to the Award Agreement, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of the Award Agreement or have had the ability to consult with your advisor who is sufficiently proficient in the English language. In the event the Award Agreement, Plan, or any related instruments or notices are translated into another language, and if the meaning of the translated version is different than the English version, the English version will control.
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15.Amendment. The Award Agreement may be amended or supplemented in writing without your consent (a) to reflect adjustments in the PSUs as described in Section 2; (b) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; (c) to add to the covenants and agreements of the Company for your benefit or to add to your rights or to surrender any right or power reserved to or conferred upon the Company, provided, in each case, that such changes or corrections shall not adversely affect your rights hereunder without your consent; or (d) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws. Otherwise, the Award Agreement may not be amended except by written instrument signed by you and the Company.
16.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. The Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon you and your heirs, executors, or administrators.
17.Entire Agreement; Severability. The Award Agreement together with the Plan constitutes the entire understanding between you and the Company with respect to the subject matter of this Award Agreement. The provisions of the Award Agreement and Plan are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.
19.Electronic Signatures and Notices. The parties agree that the Award Agreement and all amendments, notices, and disclosures made or given in connection therewith may be created, executed, delivered and retained electronically. As such, the parties agree that the Award Agreement and any related documents or amendments may be signed electronically, and that the electronic signatures on or for the Award Agreement or any related documents shall have the same legal effect for all purposes, including validity, enforceability and admissibility, as a handwritten signature. You agree that your electronic acceptance of this award evidences your intent to sign and authenticate this Award Agreement and constitutes your valid written execution of this Award Agreement.
20.Global Appendix. Notwithstanding anything herein to the contrary, the PSUs will also be subject to the applicable terms and conditions set forth on Appendix A to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan as a result of your residence or employment in, or relocation after the Grant Date to, a country outside the United States. Appendix A is part of this Award Agreement.
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Performance Share Program
Appendix A

This Appendix A is part of the Award Agreement for the PSUs granted to you on the Grant Date. The additional terms and conditions for a country (if any) as specified below will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable to comply with local law or to facilitate the administration of the Plan.

I.Australia
The following provisions of this Section I apply to each Participant who is employed or resident in Australia, or who is or may become subject to Australian taxes with respect to this award (individually, an “Australian Participant,” and collectively, the “Australian Participants”).
Offers received in Australia are made under Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).
This award is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) of Australia applies (subject to the conditions in that Act).
If you are an Australian Participant, in addition to the requirements in Section 6 of the Award Agreement you must also sign any statutory declaration if applicable to your separation of employment for the separation to qualify as “Early Retirement” or “Normal Retirement.”
II.Canada
The following provisions of this Section II apply to each Participant who is employed or resident in Canada, or who is or may become subject to Canadian taxes with respect to this award (individually, a “Canadian Participant,” and collectively, the “Canadian Participants”). For purposes of this Section, each Canadian Participant who is employed by the Company or a Subsidiary (including ConocoPhillips Canada Resources Corp. while it is a Subsidiary) is referred to as a “Canadian Employee.”
1.Interpretation.
All references to “federal,” “state,” “local,” or “foreign” taxes, laws, rules or regulations in the Plan and this Award Agreement shall be construed to include the taxes, laws, rules, and regulations of the province of a Canadian Participant’s employment or residence, and the taxes, laws, rules, and regulations of Canada applicable therein. References to specific applicable laws of the United States (or any political subdivision thereof) in the Plan or this Award Agreement, may be construed and applied by the Committee in respect of a Canadian Participant to mean substantially similar applicable laws of Canada (or any political subdivision thereof).

2.Definitions.
The capitalized term “Qualifying Termination” as used in the Plan and this Award Agreement shall be construed to mean termination of a Canadian Employee’s employment with the Company or any Participating Company (i) by the Company or Participating Company without Cause, including only the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any (and for the avoidance of doubt not including any additional notice period to which such Canadian Employee might be entitled under contract or the common law), or (ii) by the Canadian Employee for Good Reason, in each case on or after the date of a Change of Control and on or before the second anniversary of the Change of Control.

Despite any meaning ascribed in this Award Agreement to the contrary, the uncapitalized terms “continuous service” as used in Section 8(a) of the Plan and “continuously employed” as used in Section 5 of this Award Agreement shall be construed with respect to a Canadian Employee so as to include the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any, and for the avoidance of doubt shall not include any additional notice period to which such Canadian Employee might be entitled under contract or the common law.

In addition to the definition in Section 6(a) of this Award Agreement, “Layoff” of a Canadian Employee shall also include any Termination of Employment that is not for Cause.

Despite any meaning ascribed in this Award Agreement to the contrary, the uncapitalized term “termination of employment” as used in Sections 8(a) and 11 of the Plan, and the capitalized term “Termination of Employment” as used in Sections 5 and 6 of this Award Agreement shall be construed with respect to a Canadian Employee so that such event occurs no earlier than the date immediately following only the applicable minimum notice of termination period prescribed by applicable employment or labor standards legislation, if any, and for the avoidance of doubt shall not include any additional notice period to which such Canadian Employee might be entitled under contract or the common law.

3.Payment.
Notwithstanding Section 2 or any other provision to the contrary in this Award Agreement or the Plan, each PSU shall be settled through the delivery of one share of Common Stock, this Award Agreement shall be construed so that a Canadian Employee has a right to settlement of the PSUs in securities, and the PSUs shall not be settled or paid in cash or other consideration. Delivery of Common Stock may occur through paper or electronic certificates or book-entry transfer using a brokerage account or other medium selected by the Company in its discretion. PSUs settled in shares of Common Stock may not be deferred under the KEDCP.
It is intended that the PSUs shall not be or become a “salary deferral arrangement” as defined in the Income Tax Act (Canada) (the “ITA”), in respect of any Canadian Employee. The Plan and this Award Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that is inconsistent with such intent in respect of any Canadian Employee.
In accordance with Section 2 of the Award Agreement, the PSUs are rounded to a whole number prior to settlement, and therefore no fractional PSUs shall be settled under the Award Agreement.

Notwithstanding Section 7 of this Award Agreement, no cash or other property shall be paid or transferred to a Canadian Employee in lieu of any trailing dividend equivalent otherwise payable under the last sentence of Section 7 of this Award Agreement.
4.Taxes and Withholding.
At the sole discretion of the Company, withholding under Section 9 of this Award Agreement may also occur through withholding of shares of Common Stock otherwise deliverable in settlement of the PSUs. Any withheld shares may be retained by the Company or sold on your behalf. Notwithstanding the foregoing or anything in Section 9 of this Award Agreement to the contrary, a Canadian Employee may elect to satisfy any tax withholding obligations in respect of the settlement of PSUs by paying such withholding amounts in cash to the Company or its designated Subsidiary, in which case the Canadian Employee shall be entitled to receive the full number of shares of Common Stock otherwise deliverable upon settlement of the PSUs. Such election must be made in accordance with the administrative procedures of the Company, and such procedures may provide that a Canadian Employee who does not timely make such an election shall be considered to have elected withholding of PSUs or shares of Common Stock otherwise deliverable.
In compliance with the rules set out under subsections 110(1.4) and 110(1.9) of the ITA, the shares of Common Stock to be issued with respect to the PSUs are designated and deemed non-qualified securities under subsection 110(1.4) of the ITA. This provision constitutes notice under subsection 110(1.9) of the ITA that such securities are non-qualified securities. No deduction is available under paragraph 110(1)(d) of the ITA as it relates to any benefit deemed to be received in respect of such non-qualified securities. Any benefit deemed to be received in each vesting year as it relates to such non-qualified securities will not be taken into account in applying the annual $200,000 vesting limit set out under subsection 110(1.31) of the ITA to any other securities issued under separate agreements.
5.Restrictions & Prospectus Exemption.

Common Stock acquired by the Canadian Participant pursuant to the Plan shall only be disposed of over the principal securities exchange on which Common Stock is then listed for trading, or as otherwise may be permitted under Canadian securities law including any applicable exemption from the prospectus requirements. The parties acknowledge that the Canadian Participant is an employee, executive officer, director or consultant of the Company or a related entity of the Company for the purposes of Canadian securities laws, and accordingly acknowledge that, due to the relationship between them, the securities granted or issued pursuant to the Plan are subject to, inter alia, the applicable prospectus exemptions as set forth in National Instrument 45-106 – Prospectus Exemptions.

6.Personal Data.
In respect of Section 11 of the Award Agreement, each Canadian Participant acknowledges that his, her, or their personal data may be transferred, stored and processed in and to a foreign jurisdiction with different privacy laws that may not be as comprehensive as those in Canada, and the government authorities and law enforcement may be able to obtain access to the Canadian Participant’s personal data in accordance with the laws of the foreign jurisdiction.

7.Acknowledgement.
The Canadian Participant acknowledges that the PSUs awarded pursuant to this Award Agreement are subject to vesting and other restrictions, pursuant to Sections 5 and 6 of this Award Agreement,

which if not met or lapsed in accordance with those sections and applicable provisions of this Appendix A, will result in the Canadian Participant forfeiting his or her right to some or all of the PSUs, whether the Termination of Employment is the result of a resignation by the Canadian Participant or a termination by the Company or a Participating Company for Cause or without Cause and whether or not notice of such Termination of Employment is provided.
III.Norway
The following provisions of this Section III apply to each Participant who is employed or resident in Norway, or who is or may become subject to Norwegian taxes with respect to this award (individually, a “Norwegian Participant,” and collectively, the “Norwegian Participants”).
Notwithstanding Section 2 or any other provision to the contrary in this Award Agreement or the Plan, each PSU shall be settled through the delivery of one share of Common Stock, and the PSUs shall not be settled or paid in cash or other consideration. Delivery of Common Stock may occur through paper or electronic certificates or book-entry transfer using a brokerage account or other medium selected by the Company in its discretion. PSUs settled in shares of Common Stock may not be deferred under the KEDCP.
The award will not be included in the basis for calculation of holiday pay or pension, and the settlement of the PSU does not establish any right to additional holiday pay or pension contributions.
This award falls under the scheme governed by section 5-14 (1) of the Norwegian Taxation Act, subject to the conditions outlined in that act. The taxable benefit received under the award is subject to social security tax for the Norwegian Participant and payroll tax for the Norwegian employer in accordance with the National Insurance Act.
IV.United Kingdom
The following provisions of this Section IV apply to each Participant who is employed or resident for United Kingdom tax purposes in the United Kingdom, or who is or may become subject to United Kingdom taxes with respect to this award (individually, a “United Kingdom Participant,” and collectively, the “United Kingdom Participants”).
1.Eligibility.
No award may be made to any person or resident working in the United Kingdom unless that person is an employee or director of the Company or any Affiliate.
2.Vesting Conditions.
If you are a United Kingdom Participant then for purposes of the Award Agreement, “Early Retirement” or “Normal Retirement” means Termination of Employment by you which the Participating Company (acting reasonably) agrees is by reason of your retirement; provided you must have a minimum of five years of service for Early Retirement and ten years of service for Normal Retirement (defined by the policies of the Participating Company) at the date of your Termination of Employment.
3.Exclusion of Claim.
If you are a United Kingdom Participant you acknowledge and agree that you will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from you ceasing to have rights under or to be entitled to the award, whether or not as a result of your Termination of Employment (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the award. Upon the grant of the award, you shall be deemed irrevocably to have waived any such entitlement.
4. Income Tax and Social Insurance Contribution Withholding.
If you are a United Kingdom Participant, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such items, as and when requested by the Company, the employing entity or by His Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the employing entity against any Tax-Related Items that you are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, you understand that if you are a director or executive officer (within the meaning of section 13(k) of the Exchange Act), the terms of the immediately foregoing provision may not apply. In the event that you are a director or executive officer and income tax due is not collected from or paid by you within 90 days after the UK tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected tax may constitute a benefit on which additional income tax and national insurance contributions may be payable. In that case, you acknowledge that you ultimately will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the employing entity (as applicable) for the value of any employee national insurance contributions due on this additional benefit, which the Company and/or the employing entity may recover from you at any time thereafter.
For purposes of this section, “Tax-Related Items” means any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding.